Exhibit 5.1

BAKER & DANIELS LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 Tel 317.569.9600 Fax 317.569.4800 www.bakerdaniels.com
March 3, 2010
ArvinMeritor, Inc.
2135 West Maple Road
Troy, MI 48084
Ladies and Gentlemen:
     We have acted as Indiana counsel for ArvinMeritor, Inc., an Indiana corporation (the “Company”), in connection with the issuance and sale by the Company of up to 19,952,500 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (including the associated preferred share purchase rights). In that capacity we have reviewed:
     (a) The Registration Statement on Form S-3, Registration Nos. 333-163233 (the “Registration Statement”), of the Company and the Prospectus constituting a part thereof, dated December 24, 2009, relating to the issuance from time to time of debt and equity securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);
     (b) The Prospectus Supplement, dated February 25, 2010, to the above-mentioned Prospectus relating to the Common Stock and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”); and
     (c) The Underwriting Agreement, dated as of February 25, 2010, among the Company, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., and UBS Securities LLC as representatives of the several underwriters listed in Schedule 1 thereto (the “Underwriting Agreement”).
     For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

Arvin Meritor, Inc.	-2-	March 3, 2010
     On the basis of and subject to the foregoing, we are of the opinion that when the Shares have been issued and delivered in accordance with the Underwriting Agreement, including payment by the underwriters of the amount specified in the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.
Yours very truly,
/s/ Baker & Daniels LLP